Company Contacts:
Stephen Wagman
Chief Financial Officer
Telephone: 800-542-4008
Email: investor@tousa.com

Hunter Blankenbaker
Director of Corporate Communications
Telephone: 954-965-6606
Email: hblankenbaker@tousa.com

TOUSA to Hold a Conference Call and Web Cast on Monday March 19, 2007 to Discuss Fourth
Quarter and Year-End Results for 2006

HOLLYWOOD, Fla., March 16, 2007 – TOUSA (NYSE: TOA) announced today that it will hold a conference call and web cast on Monday, March 19, 2007 at 4:30 p.m. Eastern Time to discuss financial results for the fourth quarter and year ended December 31, 2006.

TOUSA intends to issue its earnings press release for the quarter and year ended December 31, 2006 before the opening of the NYSE on Monday, March 19, 2007. Also on March 19, the Company will file a Form 12b-25, extending the due date of its Annual Report on Form 10-K. The Company expects to file its Annual Report on Form 10-K early next week. This extension is due to recent developments in settlement discussions with representatives of the lenders in the senior and mezzanine credit facilities of its 50% owned Transeastern joint venture, as previously discussed in its January 23, 2007 press release. The Company, in accordance with SFAS No. 5, Accounting for Contingencies, is evaluating a potential amount to be accrued in connection with a possible restructuring of the joint venture. No assurances can be given as to the final terms of any settlement or if one will be reached at all.

Dial-In Information

Please dial (866) 700-0133 (domestic) or (617) 213-8831 (international) and use the pass code 18597398. Participants must dial in 5 to 10 minutes prior to the scheduled start time for registration.

Web Cast Information

This call is being web cast by CCBN and can be accessed through the TOUSA’s web site at www.tousa.com. Please allow 15 minutes prior to the call to download and install any necessary audio software.

Replay:

If you are unable to participate on the call, a replay will be available starting at 8:00 p.m. Eastern Time on March 19, 2007 and will run through 12:00 a.m. Eastern Time on April 2, 2007. The replay telephone numbers are (888) 286-8010 (domestic) and (617) 801-6888 (international) and the code is 27366661.

About TOUSA

TOUSA is a leading homebuilder in the United States, operating in 16 metropolitan markets located in four major geographic regions: Florida, the Mid-Atlantic, Texas, and the West. TOUSA designs, builds, and markets high-quality detached single-family residences, town homes, and condominiums to a diverse group of homebuyers, such as “first-time” homebuyers, “move-up” homebuyers, homebuyers who are relocating to a new city or state, buyers of second or vacation homes, active-adult homebuyers, and homebuyers with grown children who want a smaller home (“empty-nesters”). It also provides financial services to its homebuyers and to others through its subsidiaries, Preferred Home Mortgage Company and Universal Land Title, Inc. For more information on TOUSA, please visit our website at www.tousa.com.

Forward-looking statements

This press release contains forward-looking statements including statements concerning settlement discussions. Certain important factors may have affected and could in the future affect our actual results or our liability for the Transeastern JV and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. The factors are outlined under the “Risk Factors” sections of the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the year ended December 31, 2005, filed with the Commission on March 10, 2006 and the company’s quarterly reports on Form 10-Q date filed with the Commission after such date. We do not undertake any duty to update any forward-looking statement.